                                                                  EXHIBIT 4.05


                        CERTIFICATE OF AMENDMENT OF BYLAWS
                                        OF
                             INTEGRATED SYSTEMS, INC.
                            (A CALIFORNIA CORPORATION)


        I, Narendra K. Gupta, certify that:

        (i) I am currently acting as Secretary of Integrated Systems, Inc., a California corporation (the "COMPANY");

        (ii) I am duly authorized to make, execute and deliver this certificate;

        (iii) Section 2.2 of the Company's Bylaws was amended, by way of the Company's annual shareholder meeting held on August 3, 1999, to read in full as follows:

                        "SECTION 2.2:   NUMBER. The number of directors of
                this Company shall not be less than five (5) nor more than nine (9) with the exact number of directors to be fixed from time to time by resolution of the Board of Directors of this Company. There shall be eight (8) directors until such number is changed by resolution of the Board of Directors.
                The number of directors of this Company shall be so variable until changed by an amendment of this Article II, Section 2.2 adopted by the affirmative vote or written consent of holders of a majority of the outstanding shares of the Company entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two
                (2) times the stated minimum number of directors minus one (1).

        (iv)    Section 2.2 is in full force and effect as of the date hereof.

        IN WITNESS WHEREOF, the undersigned has executed this certificate as of August 3, 1999.



                                         By:  /s/ Naren K. Gupta
                                              ----------------------------
                                              Narendra K. Gupta, Secretary